Exhibit 99.1

Contact: BSQUARE Corporation
Scott Mahan, CFO
(425) 519-5900
investorrelations@bsquare.com

BSQUARE Reports First Quarter 2004 Results

Best Top-Line Results in Nine Quarters

BELLEVUE, WA, April 22, 2004 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of software, services and hardware for the smart device market, today reported financial results for the first quarter ended March 31, 2004. Revenue for the first quarter increased to $11.1 million, up from $8.1 million in the first quarter of 2003 and $10.8 million in the fourth quarter of 2003. Net loss for the quarter was $2.2 million ($0.06 per diluted share), which compares to a net loss of $6.6 million ($0.18 per diluted share) in the first quarter of 2003 and a net loss of $3.7 million ($0.10 per diluted share) in the fourth quarter of 2003.

“We are very excited to demonstrate both year-over-year and sequential top-line growth again and record our best revenues since the third quarter of 2001,” said Brian Crowley, president and chief executive officer. “Additionally, we made substantial improvements in our service revenue and margins as well as our bottom line in the quarter as we move toward our goal of profitability.”

Software and Service Results

Software sales this quarter were $7.7 million, including $6.9 million in sales of Microsoft embedded software. That compares to software sales of $6.1 million in the first quarter of 2003 and $8.6 million in the fourth quarter of 2003, including $5.4 million and $7.6 million in sales of Microsoft embedded software, respectively.

Crowley commented, “We expected weaker software sales in the first quarter as compared to the prior quarter due to seasonality. That said, software sales improved substantially year-over-year, increasing more than 26%, as we continue to benefit from the strength of our relationship with Microsoft and our OEM customers. We will continue to work closely with Microsoft to identify and capitalize on new and expanded areas for growth.”

The market adoption of SDIO Now! continued to grow during the quarter. The number of SDIO Now! licensees expanded by 20% to over 60 leading device makers, including several of Asia’s largest manufacturers of Windows Mobile-based products such as ASUSTeK, Hitachi and Quanta.

During the quarter, BSQUARE released an update to its SDIO Now! Driver Development Kits in response to market demand for support of Windows Mobile 2003 Second Edition.

Software gross margin for the first quarter of 2004 was up slightly to 21%, compared to 20% in both the first and fourth quarters of 2003.

Service revenue for the quarter was $2.9 million, compared to $2.0 million in the first quarter of 2003 and $2.1 million in the fourth quarter of 2003. BSQUARE provides service solutions to customers developing a wide variety of smart devices including rugged military handhelds, new phones based on Windows Mobile for Smartphone, Pocket PC-based industrial data collection devices, retail point-of-sale systems, kiosks and convergent home entertainment devices.

Commenting on the service business, Crowley noted, “During the quarter, we extended the turnaround in our service business initiated in the fourth quarter of 2003. We continue to improve our resource utilization, pricing and contract management and, at the same time, we’re working with an expanding range of customers to bring the latest smart device technology to the marketplace. We also completed several underperforming fixed price service engagements that negatively impacted the fourth quarter of 2003.”

Service gross margins increased substantially during the quarter to 28%, as compared to (23)% and (16)% in the first and fourth quarters of 2003, respectively. The service margin contribution increased this quarter as compared to the first and fourth quarters of 2003 through a combination of higher revenues and reduced service cost of revenue.

Highlighting BSQUARE’s breadth of software and services experience with leading smart device makers, examples of customers served during the quarter include a Windows XP Embedded software licensing and service engagement with Bally’s Gaming; Windows CE services engagements with AMD, NEC and Sharp; and Windows Mobile-based services engagements and software licensing for several unannounced OEMs and silicon vendors.

Power Handheld Results

Revenue from the company’s hardware business increased to $524,000 during the quarter, after having shipped the first Power Handheld device units in the fourth quarter of 2003. Crowley commented, “We are encouraged by the increased unit shipments and resulting revenues in this quarter. However, the overall levels of activity reinforce our conclusion that the Power Handheld opportunity will take more time and resources than originally planned. We remain committed to finding a strategic financing option for this business as we have previously announced. Likely financing options include a spin-off or sale of the Power Handheld business unit. In order to provide the time and flexibility to pursue these options, we made the decision to reduce operating expenses in this business unit during the current quarter through minor headcount and other operating expense reductions. None of these actions will impact our ability to produce and ship the device. We anticipate that the Power Handheld business will use less than $750,000 in cash during the upcoming quarter while our board’s strategic planning committee finalizes a financing option.”

Gross margin for the hardware business was (47)% in the first quarter of 2004, as compared to 14% in the fourth quarter of 2003. During the first quarter of 2004, certain personnel and other costs previously classified as research and development expense were charged to cost of revenue, coinciding with the first meaningful shipments of the Power Handheld device.

Operating Expenses and Other Financial Items

Scott Mahan, BSQUARE’s chief financial officer, commented, “In the first quarter of 2004, we completed the restructuring of our corporate headquarters lease and the closure of our under-performing Japan operation. These efforts, coupled with other 2003 turnaround initiatives, are paying dividends on several fronts. During the quarter, we brought our service gross margin back into the black. We also reduced operating expenses and improved our bottom line substantially over last quarter particularly when you consider the one-time $940,000 excess facilities restructuring credit that benefited the fourth quarter of 2003.”

During the quarter, operating expenses related to research and development and sales, general and administrative activities decreased to $4.2 million from $6.9 million in the first quarter of 2003 and $5.6 million in the fourth quarter of 2003. The decrease was primarily attributable to lower facilities costs related to the company’s previously announced headquarters lease restructuring, as well as overall reductions in operating expenses resulting from turnaround initiatives. Included in the $4.4 million of total operating expenses in the first quarter of 2004 was $1.7 million of direct expenses related to the Power Handheld business and $193,000 related to the now-closed Japan operation.

The company used $2.3 million in cash during the quarter as compared to $9.8 million and $5.2 million in the first and fourth quarters of 2003, respectively. The majority of cash used in the current quarter went to fund Power Handheld operations and restructuring costs for the now-closed Japan operation. At March 31, 2004, BSQUARE had a balance of $15.4 million in cash and cash equivalents, restricted cash and short-term investments, compared with $17.7 million at the end of the fourth quarter of 2003.

Conference Call

Management will host a conference call today: Thursday, April 22, 2004 at 5:00 PM Eastern Time (2:00 PM Pacific Time). To access the call, please dial (877) 226-7091 and reference BSQUARE or conference ID 6611927. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a leading provider of software, engineering services and consulting for the smart device market. Since 1994, BSQUARE has provided world-class device makers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. A sample of BSQUARE customers includes Motorola, Hewlett-Packard, Texas Instruments, Vodafone U.K., HTC, Microsoft and others. BSQUARE is one of Microsoft’s largest value-added partners worldwide for Windows Embedded software, a Gold-level Systems Integrator of the year and a leading Windows Mobile solutions provider for Smartphone and Pocket PC. BSQUARE is a Texas Instruments-licensed Independent OMAP™ (Open Multimedia Application Platform) Technology Center. The company’s SDIO Now! technology has been adopted by over 60 top-tier smart device makers. For more information, visit BSQUARE at www.bsquare.com or call 888-820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our sales, customer prospects, profitability, financial goals, revenue targets, cash usage, projected financial results and outlook and financing options for our Power Handheld business. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products (including the Power Handheld), technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; and our ability to successfully support our operations, competition and intellectual property risks. In addition, demand for our Power Handheld based devices is uncertain and will be affected by a variety of business and economic conditions, including customer-ordering patterns. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2003 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

BSQUARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,900	$5,700
Restricted cash	3,621	3,906
Short-term investments	7,849	8,139
Accounts receivable, net	6,610	6,263
Inventory	157	359
Deposit for inventory	1,757	1,886
Prepaid expenses and other current assets	798	1,012

Total current assets	24,692	27,265
Furniture, equipment, tooling and leasehold improvements, net	1,253	1,581
Intangible assets, net	133	267
Deposits and other assets	731	1,000

Total assets	$26,809	$30,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,302	$3,541
Accrued expenses	4,102	3,442
Accrued compensation	1,144	1,063
Accrued restructuring costs	974	1,433
Deferred revenue	1,047	1,296

Total current liabilities	9,569	10,775

Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares, issued and outstanding, 37,643,350 shares at March 31, 2004 and 37,503,176 shares at December 31, 2003	117,981	117,889
Accumulated other comprehensive loss	(375)	(392)
Accumulated deficit	(100,366)	(98,159)

Total shareholders’ equity	17,240	19,338

Total liabilities and shareholders’ equity	$26,809	$30,113

BSQUARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
	(unaudited)
Revenue:
Software	$7,700	$6,100
Service	2,874	1,968
Hardware	524	—

Total revenue	11,098	8,068

Cost of revenue:
Software	6,078	4,873
Service	2,082	2,418
Hardware	768	—

Total cost of revenue	8,928	7,291

Gross profit	2,170	777

Operating expenses:
Selling, general and administrative	2,697	3,800
Research and development	1,475	3,103
Amortization of intangible assets	133	146
Impairment of goodwill and other intangible assets	—	435
Restructuring and other related charges	129	—

Total operating expenses	4,434	7,484

Loss from operations	(2,264)	(6,707)
Other income, net	57	108

Net loss	$(2,207)	$(6,599)

Basic and diluted loss per share	$(0.06)	$(0.18)

Shares used in calculation of basic and diluted loss per share	37,595	37,029